                            Exhibit 10.2

CONFIDENTIAL

February 6, 2025

Mr. Robert Gold

Dear Bob:
I am pleased to confirm our offer to you to join Pitney Bowes Inc. ("Company") as EVP and Chief Financial Officer ("CFO"), reporting directly to Lance Rosenzweig - Chief Executive Officer. Subject to Board nomination of you as an Executive Officer of the Company as well as Executive Compensation Committee of the Board (“ECC”) approval, the terms of your compensation and benefits package are as follows:

1.    Your base salary will be at the annualized rate of $600,000 paid on a bi-weekly basis less applicable withholdings and other payroll deductions.

2.    It is anticipated that your start date will be on March 10, 2025.

3.    Your position grade will be at band level I, which is eligible to earn an annual incentive award with a target opportunity of eighty percent (80%) of your base salary. The actual payment is determined predominantly based on the Company’s performance with some potential for modification based on your individual performance. You will be eligible for your first annual incentive award in February 2026 for the 2025 performance year, which will be determined as if you worked the entire 2025 performance year and will be subject to your continued employment through the date of payment. You will be eligible for an annual incentive award each February thereafter based on the Company’s and your performance for the previous calendar year and subject to your continued employment through the date of payment.

4.    Your position is eligible for a long-term incentive generally awarded each February with a target value at issuance of $950,000. Your first long-term incentive will be awarded within thirty days of your start date and will be comprised of a combination of Restricted Stock Units, Performance Stock Units, or other incentive vehicles as determined by management and the ECC from time to time and which will be awarded in the same proportions as awarded to other senior executives of the Company. Restricted Stock Units currently vest 1/3 each year over a three-year period and Performance Stock Units are awarded on a three-year performance cycle with final vesting determined by the ECC in the February following the completion of that cycle. The issuance of a long-term incentive award is subject to ECC approval each year and will be subject to the terms and conditions of the applicable award agreements and the Company’s Stock Plan as it may be amended from time to time.

5.    You will receive a one-time cash Relocation Lump Sum in the amount of $20,000 less withholdings, payable within 30 days following your hire date.

6.    You will be eligible for reimbursement of up to $20,000 for reasonable legal fees in connection with the negotiation of the terms of your employment as CFO, subject to documentation of such fees pursuant to Company policy.

7.    The Company will cover the costs of your household goods shipment from Illinois to Connecticut, which will include packing and unpacking. The shipment of your valued belongings will be managed by Pitney Bowes’ preferred moving company, Relocation Management Resources (RMR). You will be contacted by RMR as it will manage your household goods move. This expense will be considered taxable income and therefore will be grossed up for taxes. The expense will be processed via your payroll at quarter end upon completion of the household goods move.

8.    You will be eligible for the reimbursement of the cost of any temporary housing expenses that you incur for 60 days starting with your start date, where such expenses are determined to be reasonable and approved by the Company.

9.    You will be eligible for the Company’s comprehensive flexible benefits program on the first day of the month after your start of employment.

10.    You will be eligible for participation in a Deferred Incentive Savings Plan subject to Plan terms which will enable you to defer all or part of your future annual and long-term cash incentive awards with significant tax advantages.

11.    You will be eligible to receive financial counseling and related services under the Executive Financial Counseling Program.

12.    You will be provided with the same Indemnification Agreement that applies to other similarly-situated executive officers of the Company, and you will be covered by the Company’s directors and officers liability insurance policy to the same extent as are other similarly-situated executive officers of the Company.

During your employment with the Company, you will be entitled to participate in any employee benefit plan, perquisite or arrangement offered to similarly-situated senior executives at your compensation band level, subject in each case to the generally applicable terms and conditions of the relevant plan or program. In particular, without limitation, once you begin employment with the Company, you shall become a participant in and covered by the terms of the Pitney Bowes Severance Pay Plan and the Senior Executive Severance Policy (or any successor or replacement plan or policy).

In accepting this offer, you agree that you have relied only on the terms set forth herein and not on any representation or statement made by a Company employee, agent or representative. The Company periodically conducts market reviews of its compensation structure and reserves the right to amend, modify or terminate its compensation and benefit programs without prior notice. This offer is contingent upon the provisions outlined in the attached document, Terms and Conditions.
Best regards,

/s/ Lance Rosenzweig
    Lance Rosenzweig, Chief Executive Officer

AGREED AND ACCEPTED:

                            ________________________                ____________
Robert Gold Date

Attachments: Terms & Conditions

Terms and Conditions

1.    As a condition of employment, you will be required to electronically sign and comply with a Proprietary Interest Protection Agreement.

2.    As a condition of your employment, you will be required to electronically sign and comply with a PB Resolve Agreement. The PB Resolve Agreement requires, among other provisions, that all covered disputes you may have with the Company and the Company may have with you, be submitted to the Company's alternate dispute resolution process ("PB Resolve"), which includes full and final resolution of disputes through a four step process, ending with binding arbitration.

3.    Compliance, as an express condition of employment, with Pitney Bowes' Drug Free Workplace and Substance Policy Statement dated June 1, 1989, including the passing of a drug-screening test.

4.    Your employment is also conditioned on successful completion of background and reference checks.

5.    You will provide the proper documents and information to complete the immigration control forms (I-9).

6.    You will not provide to Pitney Bowes, nor use in your employment with Pitney Bowes, any documents or any confidential information concerning any business, technical or other matters of which you might be aware as a result of your former employment or from any other party. If at any time you are in doubt about whether or not to bring with you any information or disclose any such information, you should resolve the situation by not disclosing or discussing any such information. Violation of this important instruction will be grounds for immediate dismissal.

7.    You have advised us that you are not under any current or former agreement that prohibits you from being employed by Pitney Bowes or from performing any of the job duties and responsibilities for the position you are being offered. You understand that in the event such an agreement exists, Pitney Bowes has the right to end your employment or contest the agreement at its sole discretion. In addition, you understand and agree that your employment is "at-will", which means that you or Pitney Bowes can end your employment at any time for any reason.

8.    "Cause" shall mean any of the following:
•    commission of a crime or conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, dishonesty or moral turpitude;
•    intentional or grossly negligent disclosure of confidential or trade secret information of the Company (or any of its affiliates) to anyone who is not entitled to receive such information or a breach of the Proprietary Information Protection Agreement;
•    gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company or any of its affiliates;
•    willful or repeated violations of the Company's code of conduct or other written Company policies or procedures;
•    repeated failure to carry out the reasonable and customary duties of your position despite specific written instruction to do so; or any willful misconduct, violence or threat of violence that is injurious to the Company in a material respect or any misconduct relating to your business affairs, at any time, which shall demonstrably reflect negatively upon the Company or otherwise impair or impede its operations or reputation in any material respect.